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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
  Preliminary Proxy Statement  |_|
  Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))  |_|
  Definitive Proxy Statement  |_|
  Definitive Additional Materials  |_|
  Soliciting Material Under Rule 14a-12  |X|

                         THE ELDER-BEERMAN STORES CORP.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 |X| No fee required
 |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies: N/A
(2)  Aggregate number of securities to which transaction applies: N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)  Proposed maximum aggregate value of transaction: N/A
(5)  Total fee paid: N/A

 |_| Fee paid previously with preliminary materials: N/A

 |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid: N/A
(2)  Form, Schedule or Registration Statement No.: N/A
(3)  Filing Party: N/A
(4)  Date Filed: N/A




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Press Release


                      The Elder-Beerman Stores Corp. Amends
                 Its Merger Agreement with Wright Holdings, Inc.

     DAYTON, Ohio - September 9, 2003 - The Elder-Beerman Stores Corp. (Nasdaq:EBSC) today announced that it entered into an amendment to its existing merger agreement with Wright Holdings, Inc. for the sole purpose of increasing the consideration payable to Elder-Beerman shareholders from $6.00 per share in cash to $7.05 per share in cash. Wright Holdings has also provided Elder-Beerman copies of revised commitment letters from its financing sources to provide the financing necessary for the increased consideration.

     As previously announced, on September 4, 2003, Elder Beerman notified Wright Holdings that it had received an offer from The Bon-Ton Stores Corp. to enter into a merger agreement that would provide Elder-Beerman shareholders an opportunity to be paid $7.00 per share in cash for each Elder-Beerman common share, and that subject to complying with Elder-Beerman's obligations under its existing merger agreement with Wright Holdings, it intended to enter into such merger agreement with Bon Ton.

     Under its existing merger agreement with Wright Holdings, Elder-Beerman was required to negotiate exclusively in good faith with Wright Holdings for three business days to make such adjustments to the terms of its merger agreement with Wright Holdings that would enable Elder-Beerman to proceed with the transaction with Wright Holdings. Consistent with the terms of the existing merger agreement with Wright Holdings, Elder-Beerman has not had any discussions with Bon-Ton as to what action, if any, Bon-Ton may take in response to Wright Holdings' increase in the merger price to $7.05 per share.

     The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. For more information about the company see Elder-Beerman's web site at www.Elder-Beerman.com.

     Elder-Beerman and certain of its directors and officers may be deemed to be participants in the solicitation of proxies for the special meeting of shareholders relating to the merger agreement. Elder-Beerman has filed with the Securities and Exchange Commission a preliminary proxy statement and, when finalized, will mail to its shareholders a definitive proxy statement for the special meeting of shareholders. The proxy statement does and will contain important information regarding the participants in the solicitation and other important information about the merger agreement and the proposed merger. Elder-Beerman has also filed with the Securities and Exchange Commission a Transaction Statement on Schedule 13E-3 relating to the merger agreement and the proposed merger.

     Shareholders of Elder-Beerman are advised to read Elder-Beerman's proxy statement for the special meeting of shareholders when finalized because it contains important information. Shareholders of Elder-Beerman may obtain, free of charge, when they become available copies of Elder-Beerman's definitive proxy statement and other documents filed by Elder-Beerman with the Securities and Exchange Commission at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. These documents may also be obtained free of charge by calling investor relations at Elder-Beerman at 937/296-7339.

Contact:
     The Elder-Beerman Stores Corp.






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     Edward Tomechko, 937/296-2683
     or
     Gloria Siegler, 937/296-7339